Exhibit 10.19

ASSIGNMENT

This Assignment is made and entered into as of the 1 day of August, 2001, by and between JOINT ENTERPRISES, L.C., a Utah limited liability company (“Assignor”) and AMEDICA CORP., a Delaware corporation (“Assignee”), having a place of business at 2116 South Lakeline Drive, Salt Lake City, Utah 84109.

WHEREAS, Assignor owns the entire right, title and interest in and to a “Self-Venting Intramedullary Cement Restrictor” (the “Device”) for which United States Letters Patent No. 5,972,034 (the “Patent”) has been issued on October 26, 1999; and

WHEREAS, Assignee desires to acquire by formal, recordable assignment the entire right, title and interest in and to said Patent in the United States and throughout the world.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Assignment of Patent. Assignor sells, assigns, transfers and conveys to Assignee all of the entire right, title and interest in and to the Patent in the United States and throughout the world.

2. Payment to Assignee. In consideration for the assignment of the Patent hereunder, Assignee agrees to pay to Assignor the following:

a. A one-time payment of $25,000.00 payable on or before Dec 31, 2001

and

b. Royalty payments as follows:

i. For each sold Device, the greater of 5% of the net after-tax profits relating to the sale of the Device or $5.00 per Device sold.

“Net After-Tax Profits” is defined as the gross proceeds attributable to the sale of the Device, after deducting therefrom all costs and expenses attributable to development, testing and sale of the Device, all sales, use, occupation or excise taxes, and all income taxes applicable to income generated from the Device. In no event shall any of the Assignee’s overhead or expenses unrelated to the Device constitute a deduction for purposes of royalty calculation.

3. Accounting and Payment for Royalty. The accounting and payment for the royalty shall be as follows:

a. The Net After-Tax Profits shall be calculated on a quarterly basis, and Assignee shall pay to Assignor the amounts owing from that quarter’s sales no later than the last day of the month following that applicable quarter.

b. Assignee shall maintain separate accountings related to the Device. Assignor or Assignor’s agents or representatives shall at all times have reasonable access to examine Assignee’s books and records relating to the Device to verify the sales and the calculation of the royalties hereunder.

4. Patent Rights Only. The assignment and calculation of the payments provided hereunder are solely for the Patent and rights to the Device. Nothing herein is intended, nor shall it be construed, to constitute any payment for any consulting or other personal services.

5. Sale of Capital Asset. The parties intend that this Assignment provides for the “sale or exchange of a capital asset” from Assignor to Assignee as defined in, and pursuant to, Section 1235 of the Internal Revenue Code of 1986, as amended, entitled “Sale or Exchange of Patents,” and that all payments made to Assignor hereunder shall be taxed as long-term capital gains. Nothing in this Agreement to the contrary shall imply that the parties intend that all payments to Assignor hereunder shall be for anything other than the transfer of all substantial rights which Assignor may have in Patent and in the Device. Assignee, however, is making no warranties or representations as to the ultimate taxability of the payments to Assignor hereunder.

6. Further Actions. Assignor, upon request and without further compensation, but without expense to Assignor, shall take such actions and execute all such papers and provide testimony necessary or desirable to assist Assignee in obtaining, sustaining, perfecting, recording, reissuing, maintaining and enforcing the Patent in the United States and throughout the world.

Assignor represents and warrants it has not granted and will not grant to others any rights inconsistent with the rights granted herein.

7. Indemnification. Except as otherwise specifically provided herein, Assignee shall indemnify and hold Assignor harmless from any claims, damages or liabilities, of any nature, including attorneys’ fees, stemming from or in connection with the manufacture, marketing and sale of the Device and the use of the Patent.

8. Default. If either party defaults in any of the covenants or provisions herein, the defaulting party shall pay all costs and attorneys’ fees incurred by the other party in enforcing its rights arising hereunder.

9. Binding. This Agreement shall he binding upon and inure to the benefit of the parties hereto, their heirs, agents, personal representatives, successors and assigns.

10. Paragraph Numbers and Headings. The paragraph and subparagraph headings and numbers used herein are for purposes of convenience and shall not be considered in the interpretation of this Agreement.

IN WITNESS WHEREOF, the parties have entered into this agreement as of the day and year first above written.

ASSIGNOR:

JOINT ENTERPRISES, L.C.
A Utah limited liability company

By	/s/ Aaron Hofmann
Its	Member

ASSIGNEE:

AMEDICA CORP. A Delaware corporation

By	/s/ Ashok Khandkar
Its	CEO

STATE OF UTAH )
:ss.
COUNTY OF SALT LAKE)

On this 1st day of August, 2001, personally appeared before me AARON HOFMANN, the signer of the above instrument, who duly acknowledged to me that     he is the member of JOINT ENTERPRISES, L.C., the Assignor named above, and that     he executed the above instrument on behalf of the Assignor as such                     .

/s/ Lynne King
My Commission Expires:	Notary Public
10-4-04	Residing at 4711 So Highland Drive

STATE OF UTAH )
:ss.
COUNTY OF SALT LAKE)

On this 1st day of, August 2001, personally appeared before me ASHOK KHANDKAR, the signer of the above instrument, who duly acknowledged to me that     he is the CEO of AMEDICA CORP., the Assignee named above, and that     he executed the above instrument of the Assignee a such                             .

/s/ Lynne King
My Commission Expires:	Notary Public
10-4-04	Residing at 4711 So Highland Drive